Exhibit 10.1

PROFESSIONAL AGreement BEtween

Crossroads Systems, Inc.

and

Iron Mountain Information Management, Inc.

This Agreement (“Agreement”) is made as of July 31, 2012 (the “Effective Date”), between Crossroads Systems, Inc., with headquarters at 11000 N. MoPac Expressway, Austin, Texas 78759 (“Crossroads”) and Iron Mountain Information Management, Inc. (“IRM”), with headquarters at 745 Atlantic Avenue, Boston, MA 02111.

WHEREAS, IRM and Crossroads are entering into a licensing and services agreement (the “Master Agreement”) of even date hereof regarding the sale, resale, and use of Crossroads Products in an IRM service offering (“IRM Service”); and

WHEREAS, IRM desires to engage Crossroads to perform certain professional services related to Crossroads Products to enable the IRM Service,

By signing below, the parties agree to be bound by the terms and conditions of this Agreement. This Agreement may be executed in two or more identical counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute the Agreement when a duly authorized representative of each party has signed a counterpart. The parties may sign and deliver this Agreement by facsimile or electronic (i.e., PDF) transmission. Each party agrees that the delivery of this Agreement by facsimile or electronic transmission will have the same force and effect as delivery of original signatures.

Iron Mountain Information Management, Inc.:		Crossroads Systems, Inc.:

By:	/s/ C. Richard Reese	By:	/s/ Brian Bianchi

Name:	C. Richard Reese	Name:	Brian Bianchi

Title:	Chairman & CEO	Title:	COO

TERMS AND CONDITIONS

1.	Scope of Services. Crossroads will perform the professional services (“Services”) described in a statement of work (“SOW”) mutually agreed and executed by the parties. The Services will be provided in accordance with the details and completion times as set forth in the SOW. If there are any terms in the SOW that conflict with the terms hereunder, the terms in the SOW will prevail.

2.	SOW Content. The SOW will include, at a minimum, the following information:

(i)	The term of the SOW, including a start and end date.
(ii)	A description of the Services to be performed.
(iii)	A description of the ownership rights over the deliverables, if any, to be delivered pursuant to the SOW (“Deliverables”).
(iv)	A description of which aspects of the Deliverables will be licensed to IRM under the Master Agreement.
(v)	Fees associated with the Services.
(vi)	Project delivery schedule, including milestones dates, delivery dates of the Services, date of completion of Services, assumptions and dependencies in developing the SOW, and deliverables from both parties in order to complete the Services.
(vii)	Services acceptance terms.
(viii)	The IRM designee who can provide approval for all invoices and travel reimbursements, as well as any other project-related approvals.

3.	Cooperation. IRM and Crossroads agree to cooperate with each other’s reasonable requests with respect to the scheduling and performance of the Services. Crossroads will be responsible for its own expenses unless otherwise specified in advance in the SOW, and any previously agreed upon travel expenses will be in accordance with the Travel Policy attached to this Agreement.

4.	Consideration. In consideration for Crossroads performance of the Services, IRM will pay Crossroads the following amounts upon completion of each milestone agreed to in the SOW:

4.1	IRM paid Crossroads $550,000 of Non-Recurring Engineering (“NRE”) fees on or about April 30, 2012, as partial payment for Crossroads’ performance of the initial Services under the SOW.

4.2	IRM will pay Crossroads $550,000 of NRE fees upon completion of the second milestone specified in the SOW. Crossroads will use commercially reasonable efforts to complete this milestone by July 31, 2012. If Crossroads is able to complete the second milestone by such date, then IRM will make such payment by July 31, 2012.

4.3	IRM will pay Crossroads $550,000 of NRE fees upon Crossroads’ delivery to IRM of the third milestone specified in the SOW. The estimated delivery (to be refined during the planning phase) will be December 1, 2012.

4.4	IRM will pay Crossroads $550,000 of NRE fees upon final acceptance of the Crossroads deliverables described in the SOW pursuant to mutually agreed acceptance criteria. The estimated delivery (to be verified during the planning phase) will be June 1 2013.

5.	Warranties.

5.1	Crossroads warrants to IRM that any service rendered by Crossroads will be performed in a professional manner by qualified personnel. IRM’s sole remedy, and Crossroads’ entire liability, for Crossroads’ breach of the foregoing warranty in this Section 5.1 will be Crossroads’ reasonable commercial efforts, at no additional charge, to remedy any services performed in a manner that is substantially less than professional or to replace personnel with insufficient skill, knowledge and training with qualified personnel for performance of the services, as appropriate and determined in Crossroads’ sole discretion. IRM must report any deficiencies in the services to Crossroads within 30 days of the occurrence of any such deficiency in order to receive such remedies.

5.2	Crossroads warrants to IRM that the Deliverables do not infringe any patent, copyright, trademark, trade secret or other proprietary right of any other person or entity, and that as of the Effective Date of this Agreement Crossroads has no direct or indirect knowledge that Deliverables infringe any patent, copyright, trademark, trade secret or other proprietary right of any other person or entity. IRM’s sole remedy, and Crossroads’ entire liability, for Crossroads’ breach of the foregoing warranties in this Section 5.2 will be Crossroads’ intellectual property infringement indemnity set forth in Section 6 below.

5.3	EXCEPT AS SET FORTH IN SECTION 5 ABOVE, EACH PARTY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

6.	Indemnity.

6.1	Crossroads will defend, indemnify and hold IRM harmless in any action brought against IRM to the extent that it is based upon a claim that the Deliverables, as provided by Crossroads to IRM under this Agreement and used or distributed as mutually agreed in a separate written agreement between the parties, infringes or misappropriates any patent, copyright, trademark, trade secret, or other intellectual property rights of a third party. Crossroads will pay any costs, damages and reasonable attorneys' fees directly related to such claim that are awarded against IRM or agreed upon by Crossroads in settlement, provided that IRM: (a) promptly notifies Crossroads in writing of the claim; (b) grants Crossroads control of the defense and settlement of the claim; and (c) provides Crossroads with reasonable assistance, information and authority required for the defense and settlement of the claim. IRM may engage counsel of its choice at its own expense.

6.2	Notwithstanding the terms of Section 6.1, Crossroads will have no liability for any infringement claim of any kind to the extent it results from: (a) modifications made other than by Crossroads or authorized in writing by Crossroads; or (b) materials or information supplied by IRM, or any Deliverable owned by IRM; or (c) any alleged patent infringement that is not based on or arising out of the functionality of the Deliverables (whether or not there is a combination, operation or use of the Deliverable with equipment, devices or software or other item not supplied by Crossroads (e.g., application software, a commercially available computer, an operating system and/or database management system); (d) failure of IRM to use updated, modified or a substitute Deliverable provided by Crossroads to avoid infringement; or (e) use or distribution of such Deliverable by IRM other than as mutually agreed in a separate written agreement between the parties.

6.3	THE FOREGOING PROVISIONS OF THIS SECTION 6 SET FORTH CROSSROADS’ AND ITS SUPPLIERS’ SOLE AND EXCLUSIVE OBLIGATIONS, AND IRM’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT BY THE DELIVERABLES OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

7.	No Consequential Damages. In no event will either party be liable for any indirect, incidental, consequential, special, punitive, exemplary or similar such losses or damages arising out of or in connection with this Agreement including any loss or interruption of business, or the cost of recreating any data or information, however caused, under any theory of liability (whether in contract, tort, warranty, or otherwise), and regardless of whether any remedy set forth herein fails of its essential purpose and even if a party knew of or should have known of the possibility of such loss or damage.

8.	First Right of First Negotiation; Last Offer.

8.1	At all times during the Term of the Master Agreement, if, prior to receiving any bid, offer, indication of interest or other notification from a third party regarding a potential transaction which would constitute a Change of Control of Crossroads (“Transaction”), the board of directors of Crossroads authorizes Crossroads to initiate a process to identify and solicit buyers who may be interested in a Transaction, Crossroads shall give written notice to IRM as soon as practicable of the same, and IRM shall have the exclusive right to negotiate, and Crossroads shall exclusively negotiate in good faith with IRM, a Transaction with IRM for a period of twenty-one (21) days after the receipt of such notice.

8.2	At all times during the Term of the Master Agreement, if Crossroads has received a bona fide offer in writing from an unaffiliated third party to enter into a Transaction (the “Offer”), and the board of directors of Crossroads has authorized the acceptance of the Offer, Crossroads shall give written notice to IRM as soon as practicable thereafter of the Offer, describing all material terms of the Offer in reasonable detail, and IRM shall have, for at least seven business days a non-exclusive right to negotiate with Crossroads a Transaction upon such terms as determined by the board of directors of Crossroads for receiving bids or offers generally from potential bidders or offerors.

8.3	Nothing in this Section 8 shall require or obligate Crossroads or IRM to enter into any agreement, contract, document or other instrument in connection with any such negotiations or Transaction described in this Section 8 or preclude Crossroads or its officers or directors from taking any action, or omitting to take any action, as they deem necessary to comply with applicable law or to meet any applicable fiduciary duties of the officers or directors.

8.4	“Change of Control” means (a) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of Crossroads representing more than 50% of the outstanding securities eligible to vote in an election of directors (the “Voting Securities”) of Crossroads, except for any Voting Securities issued or purchased under any employee benefit plan of Crossroads or its subsidiaries; or (b) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Crossroads; or (c) any consolidation or merger of Crossroads where (i) the stockholders of Crossroads, immediately prior to the consolidation or merger, would not, immediately after such consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the Voting Securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), and (ii) at least a majority of the members of the board of directors, or other applicable managing body performing such function, of the entity resulting from such consolidation or merger were not members of the board of directors of Crossroads at the time of the action of the board of directors of Crossroads approving such consolidation or merger.

9.	General Provisions.

9.1.	Entire Agreement. The terms and conditions set forth herein (including the SOW) constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties with respect to the subject matter hereof. To the extent there is a conflict or inconsistency between the terms of the main text of this Agreement and any terms in the SOW, the following precedence will apply: (a) the SOW, and (b) the main text of the Agreement.

9.2.	Governing Law. This Agreement will be governed by the laws of the State of New York, and the United States, without reference to conflict of laws principles and without reference to UCITA (the Uniform Computer Information Transactions Act) as it may be enacted in the applicable jurisdiction. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.

9.3.	Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement will be effective unless in writing and signed by the parties’ duly authorized representatives. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. The express waiver by either party of any provision of this Agreement will not constitute a waiver of any future obligation to comply with such provision.

9.4.	Notices. All notices, demands or consents required or permitted under this Agreement will be in writing. Notice will be considered effective on the earlier of actual receipt or: (a) the day following transmission if sent by facsimile followed by written confirmation; (b) one business day after posting when sent via an express commercial courier; or (c) five days after posting when sent via certified mail, return receipt requested. Notice will be sent to the address for each party set forth below, or at such other address as will be given by either party to the other in writing.

Notices to IRM:

Iron Mountain Information Management, Inc.

745 Atlantic Avenue

Boston, MA 02111

Attn: General Counsel

With a cc to: IP and Technology Group

Notices to Crossroads:

Crossroads Systems, Inc.

11000 N. MoPac Expressway

Austin, Texas 78759

Attn: CFO

Phone No. (512) 349-0300

Fax No. (512) 349-0304

9.5.	Assignment. Neither party may assign any of its rights or obligations hereunder without prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, this Agreement may be transferred and assigned, without the consent of the other party, by sale, merger, consolidation, operation of law or otherwise, in its entirety to a third party acquiring all or substantially all of a party’s assets or business to which this Agreement pertains, or to a subsidiary, Affiliate, or parent company of a party, and who has the ability to perform such assigning party’s obligations under this Agreement. Any attempted assignment in violation of this section will be void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.

9.6.	Headings. The headings provided in this Agreement are for convenience only and will not be used in interpreting or construing this Agreement.

9.7.	Force Majeure. No default, delay or failure to perform on the part of either party will be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, material shortages, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, or nuclear disasters; provided, that for the duration of such force majeure the party charged with such default must continue to use reasonable efforts to overcome such force majeure.

9.8.	Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be limited or, if necessary, severed only as necessary to eliminate such invalidity or unenforceability. The parties will in good faith negotiate a valid, enforceable substitute provision that most nearly effects their original intent (including, without limitation, the economic effect) in entering into this Agreement. The other provisions of this Agreement will remain in full force and effect.

END

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